Exhibit 10.15

555 W. Adams
Chicago, IL 60661
Tel 312-258-1717
www.transunion.com

December 6, 2012

Mr. James M. Peck

3474 Nancy Creek Rd.

Atlanta, GA 30327

Re: Employment Agreement

Dear Jim:

TransUnion Holding Company Inc., a Delaware corporation (the “Company”), is pleased to extend to you an offer of employment by the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in Section 19 hereof.

1. Term. The term of this Agreement shall be the period beginning on December 31, 2012 (the “Start Date”) and ending on December 31, 2015 (the “Term”). Thereafter, as of the date the Term (as it may be extended from time to time under this Section 1) would otherwise end, the Term will be automatically extended for 12 month-periods, unless either party to this Agreement provides written notice of non-renewal at least 180 days before the day that would be the last day of the Term in the absence of such renewal.

2. Duties. You will be employed by the Company as its President and Chief Executive Officer (“CEO”). You will report directly to the Board of Directors of the Company (the “Board”). As President and CEO, your duties and responsibilities will include such duties and responsibilities customarily performed by persons holding similar positions at companies engaged in similar businesses. On or promptly following the Start Date, you will be appointed to serve as a member of the Board and, subject to Section 11(e), will be entitled to serve as a member of the Board for the remainder of the Term.

3. Place of Employment. Your principal place of employment shall be at the Company’s headquarters, currently located in Chicago, Illinois; provided that you will be required to travel as necessary in carrying out your duties and obligations hereunder. You agree to permanently relocate your personal residence to the Chicago, Illinois metropolitan area by no later than September 30, 2014.

4. Required Time and Attention.

(a) While you are employed by the Company, you agree to devote all of your full business time, attention, skill and effort exclusively to the performance of your duties and responsibilities to the Company. Unless specifically authorized by the Board in writing, you agree not to work for, consult with or provide personal services to, any Person other than the Company, including, without limitation, any work, consulting or services after business hours, on weekends or during vacation time.

(b) Notwithstanding anything herein to the contrary, nothing shall preclude you from (i) serving, with the prior approval of the Board, on the advisory boards and boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs or (iii) managing your personal investments and affairs; provided that such activities do not interfere with the proper performance of your duties and responsibilities hereunder and are not otherwise considered to be inappropriate by the Board.

(c) You acknowledge and agree that you will exercise the highest degree of loyalty and care and that you will act at all times in the best interests of the Company and its reputation. In keeping with these duties, you will make full disclosure to the Board of all business opportunities pertaining to the Company’s business and shall not appropriate for your own benefit business opportunities concerning the subject matter of the fiduciary relationship.

5. Compensation.

(a) Base Salary. During the Term, you will be paid an annualized base salary of not less than $900,000 (the “Base Salary”). The Base Salary shall be paid in periodic installments in accordance with the Company’s payroll practices as such practices may be changed from time to time. The Base Salary will be reviewed at least annually by the Board or its Compensation Committee (the “Compensation Committee”) and will be subject to increase in the Committee’s sole discretion based on performance.

(b) Annual Incentives. During the Term, you will participate in the annual bonus plan maintained by the Company (the “Annual Bonus Plan”), subject to performance goals and procedures established by the Compensation Committee in consultation with you. Subject to the terms and conditions of the Annual Bonus Plan, you will have a target bonus opportunity of 100% of Base Salary (the “Target Bonus”) and a maximum bonus opportunity of 200% of Base Salary. If the minimum performance goals for an annual performance period as established by the Compensation Committee are not satisfied, no bonus will be payable for such period. Notwithstanding the foregoing, the Company may make changes to the Annual Bonus Plan that are applicable to all executive employees of the Company generally. For each of the 2013 and 2014 annual performance periods, 25% of the amount of any annual bonus (net of applicable statutory minimum tax withholdings) that you receive under the Annual Bonus Plan will be payable to you in fully vested shares of the Company’s common stock (“Shares”) having a Fair Market Value (as defined in the Equity Plan) equal to such amount, which Shares shall be issued to you on the same date that the cash portion of your annual bonus under the Annual Bonus Plan is paid for such year.

(c) Sign-On Bonus. You will be entitled to receive a cash bonus in the aggregate amount of $4,200,000, 50% of which will be paid to an account designated by you by wire transfer completed by no later than 12:00 pm (EST) on December 31, 2012 (provided that you begin your employment on such date) and the remaining 50% of which (the “Second Installment”) will be payable on the first anniversary of the Start Date; provided that, subject to Section 12, your entitlement to the Second Installment will be subject to your continued employment with the Company through such first anniversary.

(d) Share Purchase. You agree to purchase, pursuant to the Company’s standard subscription agreement, an aggregate of $1,500,000 in Shares at a per Share purchase price equal to the lesser of (i) the per Share Fair Market Value (as defined in the Equity Plan) as of the purchase date, or (ii) $6.65 per Share (as adjusted for any stock splits, reverse stock splits, stock dividends and other similar capital adjustments between the date hereof and the purchase date), which purchase date shall be not later than March 31, 2013. In connection with such purchase, you agree to execute joinders to the Stockholders’ Agreement and the Registration Rights Agreement.

(e) Long-Term Incentives.

(i) Initial Grant. On or as soon as reasonably practicable following the Start Date, you will receive an option to purchase Shares pursuant to the Equity Plan and an award agreement substantially in the form attached hereto as Schedule I, the number of which Shares is set forth on such Schedule I. Section 12.2(b)(v) of the Equity Plan (or any successor provision thereto) shall not be applied to your initial or any future option grants in a manner that adversely affects such grants without your consent.

(ii) Future Grants. During the Term, you will be eligible for awards under the Equity Plan or a successor thereto, as determined by the Board or the Compensation Committee.

(f) Withholding. All compensation payable to you by the Company, including, without limitation, the Base Salary, the sign-on bonus and any annual incentives and long-term incentives shall be subject to all applicable withholding and deductions, in accordance with applicable law and the Company’s payroll practices and other procedures, as may be changed from time to time.

6. Benefits. During the Term, subject to applicable law, you shall be eligible to participate in the Company’s employee benefit plans on terms that are no less favorable than the terms that apply to similarly situated executive employees of the Company, including without limitation medical, dental, disability and life insurance and 401(k) plan. Without limiting the generality of the foregoing, you shall be entitled to 29 days of paid time off during each 12-month period of employment during the Term approved in accordance with the Company’s policy for similarly situated executive employees, as such policy may change from time to time. You shall be entitled to participate in any deferred compensation programs (including under the Retirement and Supplemental 401(k) Agreement) to the extent you are eligible and said programs are available to other similarly situated executive employees.

7. Relocation Expenses. The Company will pay or reimburse you for relocation and moving expenses (collectively, the “Relocation Expenses”) on the terms set forth in this Section 7.

(a) Temporary Housing Expenses. During the period beginning on the Start Date and ending on the earlier of September 30, 2014 and the date that you permanently relocate your personal residence to Chicago, the Company will arrange and pay for a furnished apartment with two bedrooms for you in the vicinity of the Company’s headquarters in Chicago, Illinois suitable for an executive serving in your position.

(b) Moving and Relocation Expenses. The Company will pay or reimburse you for your reasonable moving and relocation expenses incurred in connection with such relocation on the same basis and to the same extent such expenses are customarily paid or reimbursed for chief executive officers/senior executives of similarly sized companies.

(c) Home Sale Expenses. The Company will pay or reimburse you for reasonable transaction fees associated with the sale of your current principal home; provided that the amount of such payment or reimbursement shall be reduced (but not below zero) by the amount of the net after tax profit realized by you (if any) on the sale of your current principal home.

The Company’s obligation to pay or reimburse you for any Relocation Expenses specified in Sections 7(b) and (c) shall be subject to your submission to the Company of reasonable documentation evidencing such Relocation Expenses. Notwithstanding anything in this Section 7 to the contrary, if your employment is terminated by the Company for Cause or you Resign without Good Reason, in either case on or prior to the first anniversary of the date that you permanently relocate your personal residence to Chicago, (1) the Company shall not be obligated to pay or reimburse you for any Relocation Expenses that you incur after such termination or Resignation and (2) you agree to repay to the Company, within 30 days after the date of such termination or Resignation, the aggregate amount of the Relocation Expenses specified in Sections 7(b) and (c) previously paid or reimbursed by the Company.

8. Reimbursement of Expenses. Subject to compliance with any applicable policies of the Company, as amended from time to time, you shall be entitled to receive reimbursement, upon submission of reasonable supporting documentation, for all reasonable business expenses incurred by you in connection with the performance of your duties under this Agreement, on terms not less favorable than the terms by which the Company reimburses expenses for other similarly situated executive employees of the Company.

9. Reimbursement of Legal Fees. The Company will pay or reimburse you for reasonable attorneys’ fees incurred by you in connection with the review, preparation and negotiation of this Agreement and the other plans and agreements referenced herein.

10. Indemnification. You shall be indemnified by the Company to the fullest extent provided by the corporate documents of the Company as in effect from time to time (but determined without regard to any amendment thereto which reduces any of your rights that arise prior to the date of such amendment) or pursuant to applicable law and subject to your execution of applicable undertakings, as provided by such corporate documents or applicable law, both during your employment and thereafter, with regard to your actions or inactions in connection with being an officer or director of the Company or any of its Affiliates and, upon your appointment to the Board, the Company shall enter into an indemnification agreement with you in the form of its standard indemnification agreement with its directors. Without in any way limiting the foregoing, the Company hereby agrees to indemnify you and hold you harmless with respect to any liability, cost, damage or expense (including reasonable attorneys’ fees) arising from or relating to any breach or violation (or alleged breach or violation) of the Current Agreements in connection with your entry into this Agreement or any actions taken by you within the scope of your position as Chief Executive Officer of the Company that you reasonably and in good faith believed did not breach any of the covenants by which you are bound under the Current Agreements; provided you give the Company prompt written notice of any such claim and the opportunity to assume and control the defense of any such claim (including settlement of such claim), at the Company’s expense and through counsel of its choice. Both during your employment and, thereafter, while potential liability exists, with regard to your prior activities as an officer or director the Company shall also provide you with Director and Officer Liability Insurance coverage on the same basis, if any, such coverage is provided to similarly situated officers and directors.

11. Termination of Employment.

(a) Unless terminated earlier by either party pursuant to this Agreement, your employment with the Company shall terminate upon expiration of the Term (including any extensions thereof as provided in Section 1). You acknowledge and agree that all provisions and post-employment obligations contained in Sections 13 and 14 (collectively, the “Post-Employment Restrictions”) will survive the termination of your employment and will remain in effect, according to their respective terms. You further acknowledge that your agreement to comply with the Post-Employment Restrictions constitutes an integral and material term upon which the Company has relied when entering into this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, your employment by the Company may be terminated by you or the Company for any reason or no reason whatsoever prior to the end of the Term upon written notice to the other party and shall automatically terminate upon your death.

(c) If the Board reasonably believes that Cause exists, the Company may, upon written notice to you, suspend you with full pay and benefits for a period of up to 90 days pending the Board’s determination as to whether Cause in fact exists (in which case the non-performance of your duties or failure to render services may not be relied upon, in whole or in part, as a basis to terminate your employment hereunder for Cause). To terminate your employment for Cause, the Company must give written notice to you of your termination for Cause, provided that such notice is given within 60 days after the first occurrence of such event and has been approved by two-thirds of the members of the Board other than you at a meeting at which you and your counsel had the right to appear and address after receiving at least five business days prior written notice of the meeting containing reasonable detail of the facts and circumstances claimed to provide a basis to terminate your employment for Cause.

(d) To Resign for Good Reason, you must give reasonably detailed written notice to the Company of the event that you allege constitutes Good Reason within 60 days after the first occurrence of such event, the Company must fail to cure such event during the 30 days after receipt of such notice, and you must Resign within 30 days after the end of such cure period.

(e) If your employment terminates for any reason, you will be deemed to resign (i) if a director, from the Boards of the Company and its Affiliates, and (ii) from any positions with the Company and its Affiliates, including as an officer of the Company and its Affiliates.

12. Termination Obligations.

(a) Except as otherwise provided in this Section 12 or any obligations, liabilities or responsibilities arising under Section 11, Section 14 or Section 20, the Company’s obligations to you under this Agreement will terminate as of the date of the termination of your employment, for whatever reason, except that the Company will pay you (i) the Base Salary through the date of termination at the time such Base Salary would otherwise have been payable, (ii) all Company benefits (including, without limitation, your accrued but unused vacation) in accordance with applicable law and which vested or accrued as a result of your employment on or prior to the date of termination, at the time or times such benefits otherwise would have been payable, (iii) any accrued but unpaid annual bonus under the Annual Bonus Plan for any performance period ending prior to the date of termination and, if such termination occurs on or after the first anniversary of the date hereof, the Second Installment to the extent not previously paid, and (iv) subject to Section 7, any expenses incurred by you prior to the date of termination pursuant to Section 7 to the extent not reimbursed and any expenses incurred by you prior to the date of termination pursuant to Section 8 or Section 9 to the extent not reimbursed.

(b) Subject to your compliance with the Post-Employment Restrictions and your execution and non-revocation of a general release (the “General Release”) in favor of the Company and its Affiliates, substantially in the form attached hereto as Schedule II (which form the Company may revise to reflect changes in applicable law if such changes are reasonably necessary in order for the Company to obtain a valid release of claims in favor of the Company and its Affiliates), following the Company’s termination of your employment without Cause, your Resignation for Good Reason or the termination of your employment at the expiration of the Term following the Company’s provision of notice of non-renewal pursuant to Section 1, in addition to the payments made pursuant to Section 12(a) above, you will be entitled to receive the following payments (collectively, the “Termination Payments”): (i) a lump sum cash payment, payable 60 days after such termination, in an amount equal to one and one-half times the sum of the Base Salary and the Target Bonus, (ii) if such termination occurs on or after July 1 in a given calendar year, an amount equal to a pro rata portion of the Target Bonus, (iii) a lump sum amount equal to the Company’s estimate of the premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the 18-month period following such termination if you, for yourself and your eligible dependents, continued on COBRA for such period, (iv) the services of an outplacement agency of your choosing for a period of up to one year and with a maximum value of $35,000 (any payments pursuant to this Section 12(b)(iv) shall be made directly to the outplacement firm for services rendered upon receipt of satisfactory documentation); provided that the payment or reimbursement must be completed no later than the last day of the second calendar year following the calendar year in which such termination or Resignation occurs) and (v) if such termination occurs on or after October 1 in a given calendar year, an amount equal to the Company’s 401(k) retirement contribution that you would have received for the year in which such termination or Resignation occurs if you had remained employed through the last working day of that year. You expressly agree that in the event you materially breach any of the Post- Employment Restrictions, you shall be required to immediately repay the full amount of the Termination Payments, which repayment shall be in addition to, and not in lieu of, all other legal and equitable remedies available to the Company. For the purposes of clause (ii) above, “pro rata” means a fraction, the numerator of which is the number of days in the calendar year that have elapsed to, and including, termination, and the denominator of which is 365.

(c) Following the date of the Company’s termination of your employment for Cause, the date of your Resignation without Good Reason or the date of your death or termination of employment due to Permanent Disability or your provision of notice of non-renewal pursuant to Section 1, the Company will have no further obligations, liabilities or responsibilities to you under this Agreement aside from (i) those payments required pursuant to Section 12(a) above and any obligations, liabilities or responsibilities arising under Section 11, Section 14 or Section 20, and (ii) if your employment is terminated due to death or Permanent Disability before the first anniversary of the Start Date, you will be entitled to the Second Installment. During the 12-month period following the termination of your employment with the Company for any reason, you will provide reasonable assistance to and shall cooperate with the Company and its Affiliates in connection therewith, upon the Company’s reasonable request, regarding matters within the scope of your duties and responsibilities during your employment of which you have particular knowledge; provided that, the Company shall make reasonable best efforts to minimize disruption of your other activities. Any expenses reasonably incurred by you in connection with such assistance shall be reimbursed by the Company.

(d) In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, including the other agreements, plans, programs and documents expressly referenced herein, and such amounts will not be reduced by compensation you earn on account of employment with another employer or, except to the extent permitted under this Section 12 or Section 13 or the General Release, subject to setoff, counterclaim, recoupment, defense or other right which the Company or its Affiliates may have against you or others.

13. Restrictive Covenants.

(a) You acknowledge and agree that the Company has expended and will expend substantial time, effort and resources in developing and maintaining its “Confidential Information and Trade Secrets”, as that phrase is defined in the “Employee’s Agreement Regarding Inventions, Confidential Information and Trade Secrets” (the “Confidentiality Agreement”), which is attached hereto as Schedule III and which is fully incorporated herein. You therefore agree that, contemporaneously with your execution of this Agreement, you also will execute the Confidentiality Agreement and shall comply with all the terms and conditions thereof.

(b) You covenant and agree that during the Term and for a period of 12 months thereafter (the Term and such period, collectively, the “Restricted Period”), you shall not, except as expressly permitted by this Agreement, directly or indirectly own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in, any Competitor. This prohibition applies anywhere within North America, including Canada, the United States of America and Mexico, the Republic of South Africa, Hong Kong, Brazil and any other country in which, on the date of termination of your employment, the Company has operations that generate revenues that are at least equal to the revenues generated by the Company’s operations in any of the countries set forth in this sentence. This covenant does not prohibit the mere ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation as long as you do not actually control such corporation and are not otherwise in violation of this Agreement.

(c) You covenant and agree that, at all times during the Restricted Period, you shall not except as expressly permitted by this Agreement, directly or indirectly, on your own behalf or on behalf of any other Person, contact, solicit, induce or recruit any Customer to acquire any Competitive Product or Service from any Person other than the Company or its Affiliates.

(d) You covenant and agree that, at all times during the Restricted Period, you shall not receive commissions, agency fees, or compensation of any kind directly based on sales of any Competitive Product or Service to any Customer or otherwise relating to the placement, negotiation or transfer of any Competitive Product or Service with or to any Customer.

Notwithstanding the foregoing however, this provision shall not restrict or prohibit you from selecting any Competitive Product or Service in a capacity as an officer or director of any Person, including any Customer.

(e) You agree that the Company has invested and will invest substantial time and effort in acquiring and maintaining its workforce. Accordingly, you agree that during the Term and for a period of 24 months thereafter, you shall not, nor cause any other Person to, (i) hire away any individual who was employed by the Company or any of its Affiliates at any time on or after that date which is six months prior to your termination of employment, or (ii) directly or indirectly, entice, solicit or seek to induce or influence any such individual to leave their employment with the Company or any of its Affiliates. Notwithstanding the foregoing, the restrictions set forth in this Section 13(e) shall cease to apply with respect to any individual (other than yourself) upon such individual’s ceasing to be employed by the Company or any of its Affiliates for a period of six consecutive months.

(f) You covenant and agree that, at all times during the Restricted Period, you shall not, except as expressly permitted by this Agreement, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company or any of its subsidiaries, of which you became aware as the result of your employment with the Company and which relate specifically to the Business, or any part thereof, as conducted or, to your knowledge, planned to be conducted, as of the date of termination of your employment with the Company or at any time within the 12-month period immediately preceding the date of termination or the date of such conduct (if you are then employed by the Company).

(g) You acknowledge that should you violate any of the covenants contained in Section 13 hereof (collectively, the “Restrictive Covenants”), it will be difficult to determine the resulting damages to the Company and its Affiliates and, in addition to any other remedies the Company and its Affiliates may have, (i) the Company and its Affiliates shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage and (ii) the Company shall have the right to offset payments of compensation hereunder solely to the extent of any money damages incurred or suffered by the Company and its Affiliates which have been agreed to by the Company and you in writing or determined with finality by a court of competent jurisdiction. The Company may elect to seek one or more of these remedies at its sole discretion on a case-by-case basis. Failure to seek any or all remedies in one case shall not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

(h) It is the parties’ intent that each of the Restrictive Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Restrictive Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

(i) In the event of any material breach by you of any Restrictive Covenant, the running of the period of restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Company shall receive the full benefit of your compliance with each of the Restrictive Covenants.

(j) You agree that the Restrictive Covenants shall be enforced independently of any other obligations between the Company, on the one hand, and you, on the other (other than the Company’s obligation to make payments hereunder), and that the existence of any other claim or defense shall not affect the enforceability of the Restrictive Covenants or the remedies provided herein.

14. Promise Not to Disparage. In further consideration for this Agreement, members of the Company’s management agree not to disparage you to any outside party, and you agree not to disparage the Company or any of its Affiliates and/or not to communicate, either in writing or orally, directly or indirectly, any statement that bears negatively on the Company’s or any of its Affiliates’ reputation, services, products, principals, customers, policies, adherence to law (unless otherwise required by law), shareholders, officers, directors, officials, executives, employees, agents, representatives, business or other legitimate interests.

15. Representation. You hereby represent and warrant to the Company that, as of the date hereof (i) you are not subject to any covenants, agreements or restrictions with any prior employer (excluding, for the avoidance of doubt, any predecessor or subsidiary or affiliate of your employer on the date hereof), which would be breached or violated by your negotiation or execution of this Agreement or by your performance of your duties hereunder, and (ii) you have delivered true, correct and complete copies all agreements with your employer on the date hereof that contain post-termination confidentiality, non-competition, non-solicitation and/or non-interference covenants by which you are bound and that are currently in effect (the “Current Agreements”). You agree not to breach any such covenants contained in the Current Agreements, and the Company agrees not to breach any covenants by which the Company is bound that are contained in the letter agreement, dated as of the date hereof, between the Company and your employer on the date hereof.

16. Acknowledgement. You hereby acknowledge that a condition to your employment by the Company is your execution of and agreement to be bound by the standard form agreements of the Company and its Affiliates attached hereto as Schedule III. You agree to execute or re-execute, as the case may be, the Company’s standard form agreements executed by all of the Company’s employees, as they may be reasonably amended, modified, supplemented or restated from time to time. You further acknowledge that you have had an opportunity and have been encouraged to discuss such standard form agreements fully with the Company and to review them with an attorney of your choosing before signing this Agreement and before signing any such standard form agreements in the future. You acknowledge that you have read and will read such standard form agreements, that you know and understand the contents of those attached hereto, and that you will sign such standard form agreements voluntarily and of your own free act and deed. If there is a conflict between any provision of this Agreement and any provision of any of the standard form agreements included in Schedule III or any standard form agreement executed or re-executed by you (as amended, modified, supplemented or restated from time to time), the provisions of this Agreement will govern.

17. Prior Agreements. This Agreement supersedes and replaces all prior agreements, arrangements or plans specifically relating to you that were entered into prior to the date hereof between the Company or any of its Affiliates and you. You hereby release and fully discharge the Company, its Affiliates and any successors or assigns thereof, and the Company hereby releases and fully discharges you, from any and all payments, claims, liabilities or obligations relating to or arising from those prior agreements, arrangements and plans.

18. Complete Agreement and Non-Reliance. This Agreement, including the other agreements, plans, programs and documents expressly referenced herein, contains the complete agreement between the parties with respect to the subject matter hereof and no party has relied upon or will claim reliance upon any oral or written statement which may be claimed in any way to relate to the subject matter of this Agreement in connection with the execution of this Agreement.

19. Certain Definitions. For purposes of this Agreement, the following definitions will apply:

“Affiliate” includes all persons or entities as may be included under the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, together with all directors, officers, employees, agents, and benefit plans for each and every such entity under this definition.

“Business” means the business conducted or planned to be conducted by the Company and its subsidiaries as of a specified date. As of the date of this Agreement, the Business includes the automated collection of personalized data relating to consumers and the automated delivery of credit, collection, identity, fraud, verification (insurance coverage or ability for public assistance), or risk management products and services for businesses operating in the financial services, insurance, health care or telecommunications industries, or directly to consumers over the internet.

“Cause” means: (a) your commission of an act of fraud, embezzlement, willful misconduct or willful breach of a fiduciary duty to the Company or any of its Affiliates (including without limitation the unauthorized disclosure of Confidential Information and Trade Secrets), (b) your conviction of, or plea of nolo contendere to, a crime constituting a felony under applicable law, (c) your material breach of any material covenant, provision or term of this Agreement (other than any such failure resulting from incapacity due to physical or mental illness or injury), which breach, if capable of cure, is not cured within 30 days after your receipt of written notice thereof from the Company that specifically identifies the facts and circumstances providing the basis for such alleged breach, (d) your failure to permanently relocate to the Chicago, Illinois metropolitan area by September 30, 2014, as provided in Section 3 hereof, (e) your gross negligence or gross neglect in performing your duties (other than any such failure resulting from incapacity due to physical or mental illness or injury) that causes material harm to the Company which breach, if capable of cure, is not cured within 30 days after your receipt of written notice thereof from the Company that specifically identifies the facts and circumstances providing the basis for such alleged negligence or neglect; provided, however, that you will only have one opportunity to cure such conduct and the Company may terminate your employment without providing an additional cure period if such conduct recurs after the Company had properly notified you of any such prior conduct which you had (or purported to have) cured or (f) your willful failure, after receipt of written notice from the Company, to substantially render services or discharge duties to the Company that are requested in such notice and are within the scope of your employment consistent with Section 2 (other than any such failure resulting from incapacity due to physical or mental illness or injury), which failure is not cured within 30 days after your receipt of written notice thereof from the Company that specifically identifies the facts and circumstances providing the basis for such alleged failure.

“Change in Control” has the meaning set forth in the Equity Plan.

“Competitive Product or Service” means any product or service which is competitive with any product or service provided by the Company or any of its subsidiaries in connection with the Business, as conducted or, to your knowledge, planned to be conducted, as of the date of termination of your employment or at any time within the 12-month period immediately preceding the date of termination of your employment or the date of such conduct (if you are then employed by the Company).

“Competitor” means the operating unit or business segment of any other Person that has Significant Operations that are competitive with, or in substantially the same line of business as, the Business or any of the following companies (including any of their successors, assigns or Affiliates): Acxiom Corporation, CBC Companies, CSC Credit Services, The Dun & Bradstreet Corporation, Equifax, Inc., Experian Group Limited, Fair Isaac Corporation, Fidelity National Information Services, Inc., The First American Corporation (Corelogic), Innovis Data Solutions, Inc., InfoUSA, Inc., the LexisNexis group of Reed Elsevier PLC and Reed Elsevier NV and Verisk Analytics.

“Customer” means any Person or entity to which the Company or any of its subsidiaries has provided, or actively solicited, the sale of products or services in the 12 months prior to the cessation of your employment.

“Equity Plan” means the TransUnion Holding Company Inc. 2012 Management Equity Plan, as amended from time to time.

“Good Reason” means the occurrence or non-occurrence, as the case may be, of any of the following events, without your express written consent: (a) a reduction in the Base Salary, or a material reduction in your incentive opportunities, (b) the relocation of your base office to an office that is more than 50 highway miles outside of Chicago, Illinois, (c) the failure of the Company to employ you in the title and capacity as President and CEO of the Company, with responsibilities substantially consistent with such title, (d) a material breach by the Company of any material covenant, provision or term of this Agreement or (e) the failure of the Company to obtain a satisfactory agreement in writing from any successor to assume and agree to perform this Agreement.

“Permanent Disability” means any event that results in your eligibility to receive benefits under the Company’s disability insurance policies, as in effect from time to time; provided, however, that if the Company does not maintain disability insurance, “Permanent Disability” shall mean your inability to perform substantially all of your duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either (a) a continuous period of three months or (b) 180 days (which need not be continuous) during any consecutive 12-month period. The date of such Permanent Disability will be (i) in the case of clause (a) above the last day of such three-month period or, if later, the day on which satisfactory medical evidence of such Permanent Disability is obtained by the Company, or (ii) in the case of clause (b) above, such date as is determined in good faith by the Board. In the event that any disagreement or dispute arises between you and the Company as to whether you have incurred a Permanent Disability, then, in any such event, you will submit to a physical and/or mental examination by a competent, qualified and duly licensed physician who will be mutually selected by you and the Company, and such physician will make the determination of whether you suffer from any disability. In the absence of fraud or bad faith, the determination of such physician will be final and binding upon both you and the Company. The cost of any such examination will be paid by the Company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Registration Rights Agreement” means the Registration Rights Agreement among the Company and the other persons listed on the signature page thereto, dated as of April 30, 2012, as amended from time to time.

“Resign” or “Resignation” means your voluntary termination of your full-time employment as an employee of the Company, but does not include a termination of employment due to death or Permanent Disability.

“Significant Operations” means a business that generates revenues that equal or exceed twenty percent (20%) of the Company’s consolidated revenues as of the end of the immediately preceding calendar year.

“Stockholders’ Agreement” means the Stockholders’ Agreement among the Company and certain management stockholders of the Company, dated as of April 30, 2012, as amended from time to time.

20. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by the internal laws (and not the conflicts of law provisions) of the State of Illinois.

(b) Arbitration. Except with regard to enforcement of the Restrictive Covenants as provided in Section 13, disputes under this Agreement shall be settled by arbitration, conducted in the City of Chicago, Illinois, in accordance with the rules for commercial arbitration of the American Arbitration Association. Each party shall be entitled to engage in pre-hearing discovery to the extent the parties may agree upon or, in the absence of agreement, as determined by the arbitrator. The arbitrator shall have the authority to award any remedy or relief available at law or in equity that a court of competent jurisdiction could order or grant. The arbitrator shall have no authority to amend or modify any of the terms or conditions of this Agreement or of any related agreement. The arbitrator shall have 30 days from the later of the closing statements or the submission of post-hearing briefs by the parties to render his decision. All costs and fees of the arbitration shall be paid by the Company. This arbitration procedure specifically contemplates that the parties shall be entitled to seek enforcement, in any court of competent jurisdiction, of all of the provisions hereof, to the fullest extent permitted by law. Each of the parties consents to the jurisdiction of the state and federal courts in the City of Chicago, Illinois with respect to any such proceeding.

(c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Section 409A. Notwithstanding the due date of any post-employment payments, if, at the time of the termination of employment you are a “specified employee” (within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)), you shall not be entitled to any payments or benefits that represent a “deferral of compensation” within the meaning of Section 409A upon termination of employment until the earlier of (i) the date which is six months after your termination of employment for any reason other than death or (ii) the date of your death. The provisions of this paragraph shall only apply if and to the extent required to avoid any “additional tax” or interest under Section 409A. For the avoidance of doubt, any such payment or benefit that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon your “separation from service” (within the meaning of Section 409A). Each amount to be paid or benefit to be provided to you pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A.

To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year.

It is intended that this Agreement shall comply with the provisions of Section 409A so as not to subject you to the payment of “additional tax” or interest which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of “additional tax” or interest under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” or interest under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on you without increasing the cost to the Company, all as reasonably determined in good faith by the parties to maintain to the maximum extent practicable the original intent of the applicable provisions.

For the avoidance of doubt, nothing in this Agreement is intended to guarantee that you shall not be subjected to the payment of “additional tax” or interest under Section 409A, and nothing in this Agreement permits you to seek or obtain such indemnification from the Company for any such “additional tax” or interest.

(e) Section 280G. If any payment or benefit in the nature of compensation you are entitled to receive under this Agreement, including the other agreements, plans, programs and documents expressly referenced herein (the “Payment”), is deemed contingent on a change in ownership or control (as defined in Section 280G of the Code) of a corporation and would constitute a “parachute payment” within the meaning of Section 280G of the Code, then provided the exclusion for shareholder approved payments is otherwise available, and provided that you agree to waive that portion of the Payment that exceeds three times your “base amount” (as determined in accordance with Section 1.280G-1 of the Treasury Regulations), the Company will use reasonable best efforts to submit for the approval by shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Sections 280G and 4999 of the Code inapplicable to the Payment.

(f) Notices. Any notice, request or demand given pursuant to this Agreement shall be in writing and shall be delivered to the designees below via hand delivery, first-class mail, certified and registered or overnight delivery by a nationally recognized courier service:

To you:	To the Company:

James M. Peck	TransUnion Holding Company, Inc.
3474 Nancy Creek Rd.	555 West Adams Street
Atlanta, GA 30327	Chicago, Illinois 60661
Attention: John W. Blenke, General Counsel

(g) Severability. If any provision of this Agreement is determined to be invalid under applicable law, such provision shall be ineffective and the remaining provisions of this Agreement shall continue in full force and effect. Nothing contained in this Agreement shall constitute a party’s waiver of any rights or remedies it may have under applicable law, it being agreed that any such waiver shall be in writing.

(h) Benefit of Agreement; Assignment. This Agreement is personal to and shall not be assignable by you, but all of your rights under this Agreement shall inure to the benefit of and be enforceable by your personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement may be assigned by the Company to any Person that directly or indirectly succeeds to all or any substantial part of the Company’s assets or business.

(i) Amendment. No provision of this Agreement may be modified, amended, waived or discharged unless agreed to in writing, and signed and executed by the Company and you.

(j) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

If you are in agreement with the foregoing, please acknowledge your agreement in the place provided below and return an original of this Agreement to the Company, whereupon this Agreement shall become a binding agreement between the Company and you.

Very truly yours,

TransUnion Holding Company, Inc., a Delaware corporation

By:	/s/ John W. Blenke
	Name:	John W. Blenke
	Title:	EVP & GC

Agreed to this sixth day of December 2012.

/s/ James M. Peck
James M. Peck

SCHEDULE I

TRANSUNION HOLDING COMPANY, INC.

2012 MANAGEMENT EQUITY PLAN

STOCK OPTION GRANT NOTICE

TransUnion Holding Company, Inc., a Delaware corporation (“Parent”), pursuant to Parent’s 2012 Management Equity Plan (as amended from time to time, the “Plan”), has granted to the Participant listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not otherwise defined in this Grant Notice shall have the meanings ascribed to them in the Plan or the Stock Option Agreement.

Participant:	James M. Peck

Grant Date:	[—]

Vesting Start Date:	[Employment start date]

Exercise Price per Share:	$[6.65][1]

Total Number of Shares Subject to Option:	[1,386,735] Shares

Total Exercise Price:	$[Exercise Price per Share x Total Number of Shares Subject to Option]

Expiration Date:	[10th anniversary of Grant Date]

Service Vesting Options:	40% of Total Number of Shares Subject to Option] subject to the Option (the “Service Vesting Options”) will vest and become exercisable solely based on satisfaction of the service condition (the “Service Condition”) specified in Section 3.1 of the Stock Option Agreement.

Performance Vesting Options:	60% of Total Number of Shares Subject to Option] Shares subject to the Option (the “Performance Vesting Options”) will vest and become exercisable based on satisfaction of both the Service Condition and the performance condition (the “Performance Condition”) specified in Section 3.1 of the Stock Option Agreement.

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement, this Grant Notice and, if applicable, the Stockholders’ Agreement. Participant has reviewed in its entirety each of the Grant Notice, the Stock Option Agreement, the Plan and the Stockholders’ Agreement attached hereto as Exhibit D (as amended from time to time, the “Stockholders’ Agreement”), has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement, the Plan and the Stockholders’ Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Stock Option Agreement. If Participant is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

[1]

If the per Share Fair Market Value (as defined in the Equity Plan) exceeds $6.65 on the Grant Date, (i) the Exercise Price per Share shall be set at such Fair Market Value and (ii) the Total Number of Shares Subject to Option shall be adjusted as necessary to preserve the same aggregate option package value set forth in the option package valuation model and calculations provided to Participant (using the same methodologies and assumptions set forth therein).

I-1

TRANSUNION HOLDING COMPANY, INC.	PARTICIPANT:

By:	By:

Print Name:	Print Name:

Title:

Address:	Address:

II-2

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

TRANSUNION HOLDING COMPANY, INC. STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, TransUnion Holding Company, Inc., a Delaware corporation (“Parent”), has granted to Participant an Option under Parent’s 2012 Management Equity Plan (as amended from time to time, the “Plan”), to purchase the number of Shares indicated in the Grant Notice.

ARTICLE 1.

GENERAL

1.1 Defined Terms. Wherever the following terms are used in this Agreement, they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a) “15% Hurdle” means, as of any date, an amount equal to the Exercise Price Per Share, as accreted at an annual rate of 15% (compounded annually) from the Merger Closing Date to such date.

(b) “20% Hurdle” means, as of any date, an amount equal to the Exercise Price Per Share, as accreted at an annual rate of 20% (compounded annually) from the Merger Closing Date to such date.

(c) “25% Hurdle” means, as of any date, an amount equal to the Exercise Price Per Share, as accreted at an annual rate of 25% (compounded annually) from the Merger Closing Date to such date.

(d) “Business Day” shall have the meaning assigned to it in the Stockholders’ Agreement.

(e) “Cash-on-Cash Return” means, as of any Sale Date, the annual interest rate (compounded annually) which, when used to calculate the net present value of all Sponsor Inflows and all Sponsor Outflows, causes such net present value amount to equal zero. The Cash-on-Cash Return shall be determined in good faith by the Administrator.

(f) “Cause” means:

(i) for any Participant who on the Merger Closing Date is party to an employment or severance agreement with Parent or any of its Affiliates that contains a “Cause” definition and that is not superseded by an agreement described in clause (ii), “Cause” shall have the meaning assigned to it in such agreement;

(ii) for any Participant who after the Merger Closing Date enters into an employment or severance agreement with Parent or any of its Affiliates that contains a “Cause” definition, “Cause” shall have the meaning assigned to it in such agreement; and

(iii) for any Participant who at no time on or after the Merger Closing Date is party to an employment or severance agreement with Parent or any of its Affiliates that contains a “Cause” definition, “Cause” means any of the following as determined by the Board in its good faith discretion: (A) the breach by Participant of the terms of any employment or severance agreement to which Participant is a party with Parent or any of its Affiliates, (B) if Participant has no such agreement, a breach of the terms of Participant’s employment (including, without limitation, the material policies of Parent or any of its Affiliates, as applicable), (C) the willful failure or refusal to perform Participant’s material duties for Parent or any of its Affiliates, as applicable, (D) the insubordination or disregard of the legal directives of the Board or senior management of Parent or any of its Affiliates, as applicable, which are not inconsistent with the scope, ethics and nature of Participant’s duties and responsibilities, (E) engaging in misconduct that has a material and adverse impact on the reputation, business, business relationships or financial condition of Parent or any of its Affiliates, (F) the commission of an act of fraud or embezzlement against Parent or any of its Affiliates or (G) any conviction of, or plea of guilty or nolo contendere to, a felony or of a crime involving fraud or misrepresentation; provided, however, that Cause shall not be deemed to exist under any of the foregoing clauses (A), (B), (C) or (D) unless Participant has been given reasonably detailed written notice of the grounds for such Cause and, if curable, Participant has not effected a cure within 20 days after the date of receipt of such notice. If the Board reasonably believes that Cause may exist, Parent or any of its Affiliates may suspend Participant with pay pending the Board’s determination as to whether Cause in fact exists.

(g) “Deemed Inflows” means that

(i) if, at any time a Change in Control is consummated and to the extent that the proceeds received by the Sponsors in such Change in Control are not cash, cash equivalents or Readily Marketable Securities, the Sponsors will be deemed to receive a Sponsor Inflow on the day on which such Change in Control transaction is consummated, or

(ii) if and to the extent a Sponsor receives, in a form other than cash, cash equivalents, or Readily Marketable Securities, (x) proceeds as a result of Parent’s or any of its Affiliates of Parent’s Transfer of any asset, including, but not limited to, a subsidiary, division or business line of Parent or any of its Affiliates to a third party, other than any such Transfer in connection with a Change in Control, (y) proceeds as a result of such Sponsor’s Transfer of any of its securities of Parent, other than a Transfer (A) of all of such Sponsor’s securities of Parent if such Transfer is required by applicable law or regulation or (B) to the other Sponsor or any of its Affiliates of either Sponsor, or (z) a dividend or other distribution to a Sponsor of any of the assets of Parent or any of its Affiliates (but not a stock split or recapitalization that does not reflect a distribution of assets), in the case of each of (x), (y) and (z), such Sponsor will be deemed to receive a Sponsor Inflow on the day on which such proceeds, dividend or distribution are received (or for delayed proceeds, the consummation of the Transfer resulting in such proceeds), and the amount of such Sponsor Inflow under clauses (g)(i) or (g)(ii) shall be equal to the fair market value of such proceeds, dividend or distribution (valued as of the date of receipt or, for a Change in Control or Transfer that results in proceeds, as of the consummation of such Change in Control or Transfer) less the reasonably expected costs, if any, of disposition of such proceeds, dividend or distribution, as determined in good faith by the Administrator.

(h) “Disability” shall have the meaning set forth in Participant’s employer’s existing long-term disability insurance plan or, if at the relevant time there is no such insurance plan in place with respect to Participant, at such time that he or she is unable to perform his or her material job duties for Parent or any of its Affiliates by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by Parent.

(i) “Good Reason” means:

(i) for any Participant who on the Merger Closing Date is party to an employment or severance agreement with Parent or any of its Affiliates that contains a “Good Reason” definition and that is not superseded by an agreement described in clause (ii), “Good Reason” shall have the meaning assigned to it in such agreement;

(ii) for any Participant who after the Merger Closing Date enters into an employment or severance agreement with Parent or any of its Affiliates that contains a “Good Reason” definition, “Good Reason” shall have the meaning assigned to it in such agreement; and

(iii) for any Participant who at no time on or after the Merger Closing Date is party to an employment or severance agreement with Parent or any of its Affiliates that contains a “Good Reason” definition, “Good Reason” means the occurrence, without Participant’s consent, of either of the following events: (A) a material reduction in the amount of Participant’s base salary or bonus opportunity (unless such reduction applies generally to similarly situated employees of Parent and its Affiliates) or (B) a change in Participant’s place of work to a location more than 50 miles from his or her prior place of work; provided that Participant must give reasonably detailed written notice to Parent of the event alleged to constitute Good Reason within 30 days after the first occurrence of such event, Parent must fail to cure such event during the 30 days after Parent’s receipt of such notice, and Participant must resign his or her employment within 30 days after the end of such cure period.

(j) “Initial IPO Period” means the period (i) beginning on the earlier of (x) the fifth anniversary of the Merger Closing Date or (y) the date that the Sponsors collectively hold a number of Shares that is not more than 30% of the number of Shares that the Sponsors collectively held as of the Merger Closing Date and (ii) ending on the seventh anniversary of the Merger Closing Date; provided that, if either of the Sponsors is required by applicable law or regulation to Transfer the Shares held by such Sponsor other than to an Affiliate of such Sponsor, the applicable date for purposes of clause (i)(y) shall be the date that the other Sponsor holds not more than 30% of the number of Shares that such Sponsor held as of the Merger Closing Date.

(k) “Initial Public Offering” means an initial public offering, after the Merger Closing Date, of Shares pursuant to an offering registered under the Securities Act, other than any such offering that is registered on Form S-4 under the Securities Act (unless such offering registered on Form S-4 results in the issuance of Shares to the public that are listed on a national securities exchange).

(l) “Late IPO Period” means the period beginning on the seventh anniversary of the Merger Closing Date and ending on the 91st day after the seventh anniversary of the Merger Closing Date.

(m) “Merger” means the transaction entered into pursuant to the Agreement and Plan of Merger dated February 17, 2012, by and between Parent, Spartan Acquisition Sub Inc. and the Company.

(n) “Merger Closing Date” means the closing date of the Merger.

(o) “Multiple of Invested Capital Return” means the quotient obtained by dividing (i) all Sponsor Outflows by (ii) all Sponsor Inflows. The Multiple of Invested Capital Return shall be determined in good faith by the Administrator.

(p) “Performance Condition” means, as applicable, the Sale Performance Condition or the IPO Performance Condition.

(q) “Readily Marketable Securities” means securities (i) issued by an issuer with a market capitalization equal to or greater than $1,000,000,000; (ii) that are of a class of securities listed on a major national or international stock exchange; (iii) that in the aggregate, the holder thereof holds not more than 25% of the outstanding securities of such class; and (iv) that are or were issued to the holder thereof in a transaction registered under the Securities Act, the resale of which by the holder thereof is registered under the Securities Act, or such securities are registrable upon demand under the Securities Act and are or become otherwise freely tradable by the holder thereof without restriction under applicable law.

(r) “Sale Date” means each date on which a Sponsor Inflow or Sponsor Outflow shall occur, which with respect to securities received by the Sponsors that are not Readily Marketable Securities shall include the date that the securities either (i) become Readily Marketable Securities or (ii) are treated as Deemed Inflows.

(s) “Sponsor Inflows” means, as of any date, without duplication, the aggregate of all cash, cash equivalents, Readily Marketable Securities and Deemed Inflows received by the Sponsors (and their Affiliates) from the Merger Closing Date to (and including) such date with respect to their ownership of securities of Parent, including any proceeds (so long as such proceeds constitute cash, cash equivalents, Readily Marketable Securities or Deemed Inflows) from the sale of securities of Parent by the Sponsors, whether by way of merger, stock sale or otherwise, and from cash dividends and other cash distributions made by Parent with respect to securities of Parent, but excluding (i) customary Directors’ fees and expense reimbursements, (ii) management, transaction or consulting fees approved by the Board and (iii) any consideration received from a Sponsor (or any of its Affiliates) from the other Sponsor (or any of its Affiliates). For avoidance of doubt, in each case Sponsor Inflows will be determined on a net basis, after giving effect to any vesting of Performance Vesting Options that may result from receipt of such Sponsor Inflows, which may require an iterative calculation.

(t) “Sponsor Outflows” means, without duplication, the aggregate of the cash purchase price or contribution made by the Sponsors and their Affiliates (on a cumulative basis) with respect to or in exchange for all of the securities of Parent acquired by the Sponsors from the Merger Closing Date through the applicable Sale Date, but excluding any consideration paid by a Sponsor (or any of its Affiliates) to the other Sponsor (or any of its Affiliates).

(u) “Transfer” shall have the meaning assigned to it in the Stockholders’ Agreement.

1.2 Incorporation of Terms of Plan. This Agreement and the Option granted hereby are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

ARTICLE 2.

GRANT OF OPTION

2.1 Grant of Option. In consideration of Participant’s past and/or continued employment with or service to Parent or any of its Affiliates and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), Parent grants to Participant the Option to purchase any part or all of the aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Section 12.2 of the Plan. The Option is a Non-Qualified Stock Option.

2.2 Exercise Price. The Exercise Price per Share for the Option shall be as set forth in the Grant Notice.

2.3 Consideration to Parent; No Right to Continued Employment. In consideration of the grant of the Option by Parent, Participant agrees to render faithful and efficient services to Parent or any of its Affiliates. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of Parent or any of its Affiliates or shall interfere with or restrict in any way the rights of Parent and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between Parent or any of its Affiliates and Participant.

ARTICLE 3.

VESTING AND EXERCISABILITY OF OPTION

3.1 Service Condition. The Service Condition will be satisfied for 20% of the Option on the first anniversary of the Vesting Start Date and for an additional 5% of the Option on the last Business Day of each subsequent full calendar quarter, in each case subject to Participant’s continuing to be a Service Provider through each such date.

3.2 Performance Condition. The Performance Condition will be satisfied at the times and in the amounts that the Sale Performance Condition or the IPO Performance Condition is satisfied, as specified in this Section 3.2.

(a) Sale Performance Condition.

(i) If on any Sale Date (x) the Multiple of Invested Capital Return is at least 2.0 and (y) the Cash-on-Cash Return is at least (A) 15%, the Sale Performance Condition will be satisfied for 20% of the Performance Vesting Options, or (B) 25%, the Sale Performance Condition will be satisfied for 100% of the Performance Vesting Options. If on such Sale Date the Cash-on-Cash Return exceeds 15% and is less than 25%, the percentage of the Performance Vesting Options for which the Sale Performance Condition will be satisfied will be subject to straight-line interpolation between 20% and 100%. For example, if the Cash-on-Cash Return equals 18%, the Sale Performance Condition will be satisfied for 44% of the Performance Vesting Options. For the avoidance of doubt, in no event will the Sale Performance Condition be satisfied for any portion of the Performance Vesting Options if on the applicable Sale Date the Multiple of Invested Capital Return is less than 2.0.

(ii) Except as set forth in the following sentence, Multiple of Invested Capital Return and the Cash-on-Cash Return will be calculated on an aggregate basis (i.e., such returns will be determined based on all Sponsor Inflows and Sponsor Outflows effected or received by the Sponsors in the aggregate from the Merger Closing Date through such Sale Date). Notwithstanding the foregoing, if prior to a Sale Date a Sponsor (including its Affiliates) no longer holds any Shares (A) as a result of a Transfer to the other Sponsor (or an Affiliate of such other Sponsor) or (B) to comply with applicable law or regulation, the level of achievement of the Sale Performance Condition as of such Sale Date will be determined based solely on the Multiple of Invested Capital Return and Cash-on-Cash Return of the Sponsor that continues to hold Shares solely with respect to Shares that are not acquired from the other Sponsor (or any of its Affiliates of such other Sponsor).

(b) IPO Performance Condition.

(i) Initial IPO Period. If an Initial Public Offering is completed at least 30 trading days prior to the last day of the Initial IPO Period (the portion of the Initial IPO Period ending with such 30th prior trading day, the “Initial IPO Window”), and if during the Initial IPO Period the closing trading price of a Share on the applicable stock market or exchange on which a Share is traded on each of 30 consecutive trading days equals or exceeds (x) the 15% Hurdle, the IPO Performance Condition will be satisfied for 33.3% of the Performance Vesting Options, (y) the 20% Hurdle, the IPO Performance Condition will be satisfied for 66.7% of the Performance Vesting Options, or (z) the 25% Hurdle, the IPO Performance Condition will be satisfied for 100% of the Performance Vesting Options.

(ii) Late IPO Period. If an Initial Public Offering is completed after the fifth anniversary of the Merger Closing Date and at least 30 trading days prior to the last day of the Late IPO Period (the “Late IPO Window”), and if during the Late IPO Period the closing trading price of a Share on the applicable stock market or exchange on which a Share is traded on each of 30 consecutive trading days equals or exceeds the Exercise Price Per Share, as accreted at an annual rate of 20% (compounded annually) from the Merger Closing Date to the 30th such day, the IPO Performance Condition will be satisfied for 100% of the Performance Vesting Options.

(c) Relationship Between Sale Performance Condition and IPO Performance Condition Following Initial Public Offering.

(i) Better of Sale Performance Condition or IPO Performance Condition Applies. If a Sale Date occurs during the Initial IPO Window and/or the Late IPO Window, as applicable, the level of achievement of the Performance Condition as of such date will be measured by reference to the level of achievement as of such Sale Date of whichever of the Sale Performance Condition or the IPO Performance Condition results in a greater level of achievement of the Performance Condition.

(ii) Only Sale Performance Condition Applies. If a Sale Date occurs after the Initial IPO Window and/or the Late IPO Window, as applicable, the level of achievement of the Performance Condition as of such date will be measured solely by reference to the level of achievement of the Sale Performance Condition as of such Sale Date, regardless of whether an Initial Public Offering is completed prior to such Sale Date. For the avoidance of doubt, to the extent that the IPO Performance Condition is satisfied prior to such Sale Date, the Performance Condition will remain satisfied to such extent on and after such Sale Date.

3.3 Termination of Service. Subject to Section 3.4, notwithstanding anything to the contrary herein, on Participant’s Termination of Service at any time prior to the date that the Option has been exercised for all of the Shares covered by the Option, the Option will be subject to the terms specified in this Section 3.3.

(a) Death or Disability. On Participant’s Termination of Service due to death or Disability, the Service Vesting Options will become fully vested and exercisable, and the Performance Vesting Options will become vested and exercisable to the extent, if any, that the Performance Condition is satisfied on or prior to the date of such termination.

(b) Without Cause or for Good Reason. On Participant’s Termination of Service by Parent or any of its Affiliates without Cause or by Participant for Good Reason, any unvested portion of the Option will be forfeited without any payment to Participant.

(c) Without Good Reason. On Participant’s Termination of Service by Participant without Good Reason, any unvested Service Vesting Options and any unexercised Performance Vesting Options (whether vested or unvested) will be forfeited without any payment to Participant.

(d) For Cause. On Participant’s Termination of Service by Parent or any of its Affiliates for Cause, any unexercised portion of the Option (whether vested or unvested) will be forfeited without any payment to Participant.

3.4 Change in Control. Notwithstanding anything to the contrary herein, on a Change in Control at any time prior to the date that the Option has been exercised for all of the Shares covered by the Option, the Service Condition will be fully satisfied, the Service Vesting Options will become fully vested and exercisable, and the Performance Vesting Options will become vested and exercisable to the extent, if any, that the Performance Condition is satisfied prior to, or as a result of, such Change in Control.

3.5 Expiration of Option. The Option to the extent vested may be exercised until the first to occur of the following:

(a) the Expiration Date set forth in the Grant Notice, which date is the tenth anniversary of the Grant Date;

(b) the first anniversary of Participant’s Termination of Service due to death or Disability;

(c) 30 days after Participant’s Termination of Service (i) by Parent or any of its Affiliates without Cause, (ii) by Participant for Good Reason or (iii) for Service Vesting Options, by Participant without Good Reason; or

(d) the date of Participant’s Termination of Service (i) by Parent or any of its Affiliates for Cause or (ii) for Performance Vesting Options, by Participant without Good Reason.

ARTICLE 4.

EXERCISE OF OPTION

4.1 Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.5, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2 Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.5; provided, however, the Option may only be exercised for whole Shares.

4.3 Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of Parent (or any third party administrator or other Person designated by Parent), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.5:

(a) If such exercise is prior to an Initial Public Offering, the delivery of a notice of intent to exercise the Option at such time and in such form as specified by the Administrator stating that Participant, or such other individual eligible to exercise the Option under Section 4.1, desires to exercise the Option;

(b) An exercise notice in a form specified by the Administrator stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(c) The receipt by Parent of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be made by deduction from other compensation payable to Participant or in such other form of consideration permitted under Section 4.4;

(d) An executed Stockholders’ Agreement, joinder thereto or such other documents as Parent may require evidencing an agreement to be bound by the terms of the Stockholders’ Agreement, if required under Section 4.5;

(e) If the Shares purchasable pursuant to the exercise of the Option have not been registered under the Securities Act at the time the Option is exercised, unless waived by Parent, an Investment Representation Statement in the form attached hereto as Exhibit C;

(f) Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule or regulation; and

(g) If the Option or portion thereof is exercised pursuant to Section 4.1 by any Person other than Participant, appropriate proof of the right of such Person to exercise the Option.

Notwithstanding any of the foregoing, Parent will have the right to specify all conditions of the manner of exercise, which conditions may vary by jurisdiction and which may be subject to change from time to time.

4.4 Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of Participant:

(a) Cash or check;

(b) Surrender or delivery of Shares (including, without limitation, by Parent’s withholding Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences to Parent and having a Fair Market Value on the date of surrender or delivery equal to the aggregate exercise price of the Option or exercised portion thereof; or

(c) Following an Initial Public Offering, through the delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale directly to Parent in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to Parent at such time as may be required by Parent, but in any event not later than the settlement of such sale.

4.5 Restrictions on Shares. Participant hereby agrees that if the Option is exercised prior to an Initial Public Offering or Change in Control, the Shares purchased upon exercise of the Option shall be subject to the terms and conditions of the Stockholders’ Agreement, including, without limitation, restrictions on the transferability of Shares and the right of Parent to repurchase Shares. As a condition to exercise of the Option, Participant shall execute such documents as Parent may request agreeing to be bound by the Stockholders’ Agreement.

4.6 Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have previously been reacquired by Parent. Such Shares shall be fully paid and nonassessable. Parent shall not be required to issue or deliver any Shares purchased upon the exercise of the Option, or portion thereof, prior to fulfillment of all of the following conditions:

(a) Acceptance for listing of such Shares on all stock exchanges on which such Shares are then listed;

(b) Completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its discretion, deem necessary or advisable;

(c) Obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator, in its absolute discretion, determines to be necessary or advisable;

(d) Receipt by Parent of full payment for such Shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4;

(e) Participant’s executing and returning to Parent the Stockholders’ Agreement under Section 4.5; and

(f) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

In the event any of the foregoing applies, any Shares that would otherwise have been delivered shall be delivered on the earlier of (i) the first date such limitation no longer applies and (ii) the last date such Shares may be delivered without violating Code Section 409A.

4.7 Rights as Stockholder. Participant shall not be, nor have any of the rights or privileges of, a stockholder of Parent, including, without limitation, voting rights and rights to dividends, in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by Parent and held of record by such Participant (as evidenced by the appropriate entry on the books of Parent or of a duly authorized transfer agent of Parent). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.

ARTICLE 5.

OTHER PROVISIONS

5.1 Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Participant, Parent and all other interested persons. Neither the Administrator nor any member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Grant Notice, this Agreement or the Option.

5.2 Option Not Transferable. Subject to Section 4.1, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be available to pay, perform, satisfy or discharge the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary, or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

5.3 Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.4 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the Option in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares contemplated by Section 12.2 of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Administrator shall make such equitable adjustments as the Administrator deems appropriate in the number of Shares subject to the Option, the exercise price of the Option and the kind of securities that may be issued upon exercise of the Option. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

5.5 Notices. Any notice to be given under the terms of this Agreement to Parent shall be addressed to Parent in care of the Secretary of Parent at Parent’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on Parent’s records. By a notice given pursuant to this Section 5.5 either party may hereafter designate a different address for notices to be given to that party. Any notice that is required to be given to Participant shall, if Participant is then deceased, be given to the Person entitled to exercise the Option pursuant to Section 4.1 by written notice under this Section 5.5. Any notice shall be deemed duly given when sent via email or when sent by overnight carrier or certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.7 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.8 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and all other applicable securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.9 Amendments, Suspension and Termination. To the extent permitted by the Plan, the Grant Notice and this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of the Grant Notice or this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.

5.10 Successors and Assigns. Parent may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of Parent. Subject to the restrictions on transfer set forth in Section 5.2, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

5.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.12 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits hereto and thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of Parent and Participant with respect to the subject matter hereof.

5.13 Section 409A. The Option granted hereby is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that the Option (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

5.14 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of Parent as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of Parent with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

5.15 No Additional Benefits. The Plan and the benefits offered under the Plan are provided by Parent on an entirely discretionary basis, and the Plan creates no vested rights. Neither the Option nor this Agreement confers upon Participant any benefit other than as specifically set forth in this Agreement and the Plan. Participant understands and agrees that the benefits offered under the this Agreement and the Plan are not part of Participant’s salary and that receipt of the Option does not entitle Participant to any future benefits under the Plan or any other plan or program of Parent. The award of the Option is not part of Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service or bonus payments, long-service awards, pension or retirement benefits, or similar payments.

5.16 Data Privacy. By acceptance of the Option, Participant consents to the collection, use, processing and transfer of personal data as described in this paragraph. Participant understands that Parent and its Affiliates hold some personal information about Participant, including Participant’s name, home address and telephone number, date of birth, tax identification number or other employee identification number, salary, nationality, job title, any Shares or directorships held in Parent, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor (collectively, “Data”), for the purpose of managing and administering the Plan. Participant further understands that Parent and its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Option and Participant’s participation in the Plan, and that Parent and any of its Affiliates may each further transfer Data to any third parties assisting Parent in the implementation, administration and management of the Plan. Participant understands that these recipients may be located in the United States and elsewhere. Participant authorizes them to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing the Option and Participant’s participation in the Plan, including any transfer of Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands and further authorizes Parent and each of its Affiliates to keep Data in Participant’s personnel file. Participant also understands that he or she may, at any time, review Data, require any necessary amendments to Data, or withdraw the consents herein by contacting Parent in writing. However, withdrawal of Participant’s consent may affect Participant’s ability to exercise the Option and to participate in the Plan.

EXHIBIT B

CONSENT OF SPOUSE

I,                                         , spouse of                     , have read and approve the foregoing TransUnion Holding Company, Inc. Stock Option Agreement (as amended from time to time the “Agreement”). In consideration of issuing to my spouse the shares of the common stock of TransUnion Holding Company, Inc. set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in the Agreement or any shares of common stock par value $0.01 per share of TransUnion Holding Company, Inc. issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:
Signature of Spouse

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EXHIBIT C

INVESTMENT REPRESENTATION STATEMENT

PARTICIPANT:	James M. Peck

COMPANY:	TRANSUNION HOLDING COMPANY, INC.

SECURITY:	COMMON STOCK

AMOUNT:

DATE :

In connection with the purchase of the above-listed Securities, the undersigned Participant represents to Parent the following:

1. Participant is aware of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Securities. Participant is acquiring these Securities for investment for Participant’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2. Participant acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Participant’s investment intent as expressed herein. In this connection, Participant understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Participant’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Participant further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Participant further acknowledges and understands that Parent is under no obligation to register the Securities. Participant understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to Parent and any other legend required under applicable state securities laws.

3. Participant is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to Participant, the exercise will be exempt from registration under the Securities Act. In the event Parent becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), ninety (90) days thereafter (or such longer period as any market stand-off agreement may require), the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as defined under the Exchange Act); and, in the case of an affiliate, (2) the availability of certain public information about Parent, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

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In the event that Parent does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Securities were sold by Parent or the date the Securities were sold by an affiliate of Parent, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by a non-affiliate who subsequently holds the Securities less than two years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above.

4. Participant further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Participant understands that no assurances can be given that any such other registration exemption will be available in such event.

Signature of Participant:

Date: , 20

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SCHEDULE II

GENERAL RELEASE

This General Release (this “General Release”) is entered by and between James M. Peck (“Executive”) and TransUnion Holding Company Inc., a Delaware corporation (the “Company”), for good and valuable consideration (such consideration, the “Termination Payments”), the sufficiency of which Executive hereby acknowledges, including the Severance, as defined in that certain employment agreement between Executive and the Company dated December 6, 2012 (the “Agreement”) which is fully incorporated herein by reference. Executive acknowledges that, apart from their inclusion in the Agreement and this General Release, he is not otherwise entitled to receive the Termination Payments.

Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby waives, releases and forever discharges the Company and each of its existing, former and future directors, officers, managers, members, representatives, subsidiaries, predecessors, successors, affiliates, and related entities (collectively, “Releasees”), of and from any and all claims, actions, charges, suits, liabilities, contracts, agreements and promises, of any kind or nature whatsoever, whether known or unknown, which Executive may have or assert against any of the Releasees, arising out of or relating to (i) any event or action which occurred, in whole or in part, before Executive executes this General Release and/or (ii) Executive’s employment or separation from employment with the Company, including, without limitation, any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §§ 2000e et seq.), Sections 1981 through 1988 of Title 42 of the United States Code (42 U.S.C. §§ 1981-88), the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other federal, state or local law, ordinance, statute or regulation dealing with employment or discrimination in employment, any and all claims for compensation, vacation pay or benefits of any kind and any and all claims based on any contract (express or implied), tort, wrongful discharge or retaliatory discharge theory. This General Release does not include any claims that cannot be waived pursuant to applicable law. Additionally, this General Release shall not bar any claims arising from any future conduct by or actions of the Company that Executive contends constitutes a breach of the Agreement or any of the plans, programs or agreements referenced therein or to enforce his rights under the Agreement or any of the plans, programs or agreements referenced therein. In addition, nothing in this General Release is intended to release or waive (i) any accrued but unsatisfied rights you may have as a stockholder or option holder of the Company as of the date hereof and any other rights as a stockholder or option holder arising after the date hereof, (ii) your rights to any accrued but unpaid amounts due under any profit-sharing, retirement, equity, or other employee benefit plans or programs as of the date hereof and any other rights thereunder arising after the date hereof, (iii) any indemnification, advancement of expenses, and/or contribution claims or rights that Executive may have under any agreement, plan, program, policy, or arrangement of the Company or its Affiliates or (iv) any claims or rights that Executive may have under any director and officer liability policy maintained by the Company or its Affiliates.

Executive promises never to institute or pursue any claims, of any kind or nature whatsoever, against any of the Releasees, which arise from or relate to any claims released pursuant to this General Release. Executive further represents and warrants that he has not assigned or transferred any portion of any such claims.

Without limiting the generality of the foregoing, Executive agrees that by executing this General Release, he has released and waived any and all claims he has or may have as of the date of this General Release for age discrimination under the ADEA. Executive is advised to consult with an attorney prior to executing this General Release and he in fact has consulted a knowledgeable, competent attorney regarding this General Release. Executive further acknowledges and understands that he will

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have an opportunity to consider this General Release for up to [twenty-one (21) days]2 before signing it and that he will have seven (7) days after signing this General Release to revoke his signature and agreement to be bound by its terms. If Executive revokes this General Release within such seven (7)-day period, he will not be entitled to any of the Termination Payments. This General Release will become effective, if not sooner revoked by Executive, on the eighth (8th) day after Executive signs it.

Executive acknowledges that he has read this General Release, that he knows and understands its contents, that he has had an opportunity and been encouraged to discuss it with an attorney of his choosing before signing it, and that he signs it voluntarily and of his own free act and deed, without any duress, coercion or intimidation.

IN WITNESS WHEREOF, Executed has duly executed this General Release as of the below written date.

Executive

Signed:

Print Name:

Dated:

Acknowledged and Agreed:

TransUnion Holding Company Inc.

Signed:

By:

Its:

Dated:

[2]	NTD: 45 days if the termination is in connection with an exit incentive or other group termination program offer to a group or class of employees.

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SCHEDULE III

FORM AGREEMENTS

Policy on Legal and Ethical Responsibility

Invention, Conflict of Interest, Confidentiality Policy and Agreement

Policy on Antitrust Laws

Copies of these agreements are attached to this Schedule III

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